                                                                    EXHIBIT 99.1


[SEARCH CAPITAL GROUP, INC. LETTERHEAD]


                             Contact: Bill Robertson
                                      Stern, Nathan & Perryman
                                      (214) 373-1601
                                             or
                                      George C. Evans
                                      Chairman, President & CEO
                                      Search Capital Group, Inc.


FOR IMMEDIATE RELEASE:  May 3,1996

SEARCH CAPITAL OBTAINS FINAL COURT APPROVAL OF CLASS ACTION
                         SETTLEMENT

DALLAS, Texas -- Search Capital Group, Inc. (Search) today announced the U.S. District Court, Northern District of Texas, Dallas Division, has approved the shareholders class action suit settlement announced in June 1995.

     George C. Evans, Search chairman, president and chief executive officer, said, "This settlement of O'Shea et al. constitutes a practical business decision on Search's part and we are very pleased that the court has rendered its approval.

     "The  court's  final  order   enables  us  to  complete  the distribution
of common stock due our former noteholders under our recently completed debt-to-equity exchange plan," he said.

     As previously announced, the terms of the settlement provide for a total payment of $2,900,000, including $287,500 in cash and Search common shares valued at $2,612,500.

     Based on the average OTC Bulletin Board bid/ask price of the stock during the 30 days prior to April 26, 1996, Search will issue 1,848,000 common shares to the Class. The plaintiffs' attorneys are entitled to receive a maximum of one-third of the total settlement as payment of their fees, plus reimbursement of 100% of their expenses. Amounts due to class members (or claimants) will be determined after disposition of proof of claims forms, which must be submitted by July 1, 1996.

     Evans said that the court found that the settlement is fair, reasonable and adequate. The settlement covers Search, its prior officers and directors, and an underwriting firm involved in the public offering of Search's common stock.

          Search  Capital   Group  is  a   specialized  financial services
company engaging in the purchase and management of used motor vehicle receivables. Search shares (SRCG:OB) are traded on the OTC Bulletin Board.


                                     # # #